UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/14/2012

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On November 14, 2012, Assurant Solutions, a segment of Assurant, Inc. (the "Company"), notified employees of workforce reductions as part of its overall efforts to reduce operating expenses and increase organizational efficiencies.

These workforce reductions are primarily in the segment's domestic credit insurance/debt deferment business and also include reductions in the U.K./European operations. This process is expected to be completed by year-end 2012 and the Company estimates that severance and outplacement costs will result in an after-tax charge of approximately $7.3 million to consolidated and segment fourth quarter net income. The Company expects substantially all of this charge to result in future cash expenditures in the approximate amount described above.

CAUTIONARY STATEMENT - Some of the statements included in this Form 8-K, particularly those projecting the timing and amount of workforce reduction charges, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results and timing may differ materially from those projected herein due to numerous factors, including the Company's ability to implement these reductions as planned, effective tax rates and unanticipated charges that may occur as a result of these actions. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports, including but not limited to our 2011 Annual Report on Form 10-K and Third Quarter 2012 Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: November 14, 2012	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary